Exhibit 99.1
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2007

BRENTWOOD, Tenn. (August 3, 2007) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the second quarter and six months ended June 30, 2007.
Revenues for the second quarter of 2007 were $73.3 million compared to $79.2 million for the second quarter of 2006, representing a decrease of $5.9 million, or 7.4%. Revenues for the six months ended June 30, 2007 were $150.3 million compared to $158.3 million for the same period in 2006, representing a decrease of $8.0 million, or 5.1%. A significant portion of the revenue decrease for the second quarter and six months is due to a decrease in revenues associated with non-focus product lines, such as durable medical equipment and infusion therapy. Also contributing to the decrease in revenues was the effect of Company initiatives implemented in late 2006 to improve patient co-pay collections and provide appropriate service levels to patients. The Company believes most of the revenue lost as a result of these initiatives was unprofitable. The Company’s revenue growth was also negatively affected in the current year by temporary disruptions in certain sales and marketing processes during the Company’s recent implementation of various operational initiatives, which have resulted in improved operating efficiencies and reduced costs. In addition, Medicare reimbursement reductions implemented in 2007 associated with the Deficit Reduction Act of 2005 resulted in a decrease in revenues of $0.3 million and $0.5 million for the three months and six months ended June 30, 2007, respectively.

Operating expenses declined in the second quarter of 2007 compared to the second quarter of 2006 by approximately $4.0 million, or 10.4%. Operating expenses for the six months ended June 30, 2007 compared to the same period in 2006 declined by $7.1 million, or 9.3%. These decreases are primarily the result of improved operating efficiencies and the resulting reduced costs.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. Adjusted EBITDA (EBITDA excluding discontinued operations and one-time charges discussed below) for the second quarter of 2007 was $12.3 million compared to $11.0 million for the second quarter of 2006, representing an increase of 11.8%. For the first six months of 2007, adjusted EBITDA was $25.8 million compared to $21.7 million for the same period in 2006, representing an increase of 18.9%. The improvement in adjusted EBITDA in the current year is primarily the result of improved operating efficiencies.
Net loss for the second quarter of 2007 was $(6.4) million, or $(0.36) per diluted share, compared to a net loss of $(2.2) million, or $(0.12) per diluted share, for the second quarter of 2006. Net loss for the six months ended June 30, 2007 was $(5.3) million, or $(0.30) per diluted share, compared to a net loss of $(2.9) million, or $(0.17) per diluted share, for the same period of 2006. The comparison of net loss for the second quarter and six months ended June 30, 2007 to the same periods in 2006 was negatively affected by the one-time charge of $6.6 million and positively affected by the recognition of discontinued operations, both of which are discussed below. Also affecting the comparison of net loss in the current year to the prior year was the recording of non-cash income tax expense of $1.2 million in the second quarter of 2007 related to a deferred tax liability associated with indefinite-lived intangible assets. Excluding these items, the Company would have had a net loss of $(0.7) million, or $(0.04) per diluted share, for the second quarter of 2007 and would have had net income of $0.4 million, or $0.02 per diluted share, for the six months ended June 30, 2007.
As previously disclosed, in April 2007 an investor acquired more than 35% of the Company’s common stock, which constituted a change of control under the terms of the employment agreement between the Company and Joseph F. Furlong, the Company’s chief executive officer. This change of control gives Mr. Furlong the right to receive a lump sum payment in the event he or the Company terminates his employment within one year after the change of control. In the second quarter of 2007, the Company recorded an expense of $6.6 million related to this potential liability, which includes the lump sum payment, expense related to the acceleration of options and the potential buyout of options, and reimbursement of certain taxes related to the payment.
Effective April 1, 2007, the Company sold the assets of its home nursing business located in Tallahassee, Florida to Amedisys Home Health, Inc. of Florida. The sale price was $3.1 million, of which $2.8 million was received in cash at closing, with the remainder to be received according to the terms of a promissory note. The Company recorded a gain of $3.0 million associated with the sale. The cash proceeds from this transaction were utilized to pay long-term debt in the second quarter of 2007. With this sale, the Company has exited its home nursing line of business, and therefore the financial results of the home nursing business have been reflected as a discontinued operation in the Company’s financial statements for 2007 and 2006.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA and adjusted EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and adjusted EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Schedule A
American HomePatient, Inc.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		(unaudited)		(unaudited)
		Restated*		Restated*
Revenues, net	$73,334	$79,217	$150,267	$158,252
Cost of sales and related services	19,187	19,873	39,238	40,619
Cost of rentals and other revenues, including rental equipment depreciation	10,659	11,517	21,071	21,535
Operating expenses	34,428	38,386	69,451	76,551
Bad debt expense	2,064	2,772	4,573	5,533
General and administrative expenses	4,841	4,543	9,390	8,644
Depreciation, excluding rental equipment, and amortization	820	941	1,533	1,853
Interest expense, net	3,967	4,489	8,059	8,691
Other (income) expense, net	(892)	12	(1,052)	(128)
Change of control expense	6,589	—	6,589	—
Earnings from unconsolidated joint ventures	(1,354)	(1,382)	(2,846)	(2,608)

Loss from continuing operations before reorganization items and income taxes	(6,975)	(1,934)	(5,739)	(2,438)
Reorganization items	—	135	—	251

Loss from continuing operations before income taxes	(6,975)	(2,069)	(5,739)	(2,689)
Provision for income taxes	1,585	87	1,672	174

Net loss from continuing operations	(8,560)	(2,156)	(7,411)	(2,863)

Discontinued operations:
Operating income (loss) from discontinued operations, including gain on disposal	2,182	(37)	2,106	(68)

Net loss	$(6,378)	$(2,193)	$(5,305)	$(2,931)

Basic loss per common share - Continuing operations	$(0.49)	$(0.12)	$(0.42)	$(0.16)
Basic income (loss) per common share - Discontinued operations	0.13	—	0.12	(0.01)

Basic loss per common share	$(0.36)	$(0.12)	$(0.30)	$(0.17)

Diluted loss per common share - Continuing operations	$(0.49)	$(0.12)	$(0.42)	$(0.16)
Diluted income (loss) per common share — Discontinued operations	0.13	—	0.12	(0.01)

Diluted loss per common share	$(0.36)	$(0.12)	$(0.30)	$(0.17)

	June 30,	December 31,
	2007	2006
	(unaudited)
Cash and cash equivalents	$16,372	$6,786
Restricted cash	250	650
Net patient receivables	46,291	53,711
Other receivables	643	603

Total receivables	46,934	54,314
Net inventories	11,330	12,288
Other current assets	11,688	4,430

Total current assets	86,574	78,468
Property and equipment, net	44,328	51,411
Goodwill	121,834	121,834
Other assets	22,071	24,958

Total Assets	$274,807	$276,671

Accounts payable	$17,131	$19,345
Current portion of long-term debt and capital leases	2,004	1,063
Other current liabilities	39,915	26,720

Total current liabilities	52,050	47,128

Long-term debt and capital leases, less current portion	247,415	250,194
Deferred tax liability	1,223	—
Other noncurrent liabilities	48	47

Total liabilities	300,736	297,369

Minority interest	556	618

Total shareholder’s deficit	(26,485)	(21,316)

Total liabilities and Shareholders’ Deficit	$274,807	$276,671

Schedule B
American HomePatient, Inc.
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
		Restated*		Restated*
Net loss	$(6,378)	$(2,193)	$(5,305)	$(2,931)
Add:
Provision for income taxes	1,585	87	1,672	174
Interest expense, net	3,967	4,489	8,059	8,691
Rental equipment depreciation	7,852	7,623	15,372	13,840
Other depreciation and amortization	825	950	1,547	1,872

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$7,851	$10,956	$21,345	$21,646

Change of control expense	6,589	—	6,589	—
Discontinued operations	(2,182)	37	(2,106)	68

Adjusted EBITDA	$12,258	$10,993	$25,828	$21,714

* The financial statements of the Company for the three months and six months ended June 30, 2006 have been restated to properly reflect deferred revenues associated with rental arrangements in accordance with Staff Accounting Bulletin No. 108, “Considering Effects of Prior Year Misstatements in Current Year Financial Statements,” which was adopted effective as of January 1, 2006.